Exhibit 12


                ACX TECHNOLOGIES, INC. AND SUBSIDIARIES
                  RATIO OF EARNINGS TO FIXED CHARGES


                                   For the Years Ended December 31,
                             1993      1994      1995      1996      1997
                          -------   -------   -------   -------   -------
Income (loss) from
 continuing operations    $20,789   $32,783   $51,247   $22,409   $46,116

Amortization of
 capitalized interest         427       443       465       554       629

Fixed charges related
 to pre-tax income
 (loss) from continuing
 operations                 3,894     6,918    10,023     9,120     9,307
                          -------   -------   -------   -------   -------
ADJUSTED EARNINGS (LOSS)  $25,110   $40,144   $61,735   $32,083   $56,052

Fixed charges:
Interest expense          $ 3,412   $ 6,370   $ 9,306   $ 8,177   $ 8,666

Interest factor of
 rent expense                 482       548       717       943       641
                          -------   -------   -------   -------   -------
Fixed charges related
 to income (loss) from
 continuing operations      3,894     6,918    10,023     9,120     9,307

Fixed charges related
 to discontinued
 operations                   952       790       881     1,060       ---

Interest capitalized for
 continued operations         163       223       885       744       460
                          -------   -------   -------   -------   -------
TOTAL FIXED CHARGES       $ 5,009   $ 7,931   $11,789   $10,924   $ 9,767
                          =======   =======   =======   =======   =======
Ratio of earnings to
 fixed charges               5.01      5.06      5.24      2.94      5.74
                          =======   =======   =======   =======   =======